                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

                              (Amendment No.   )



Filed by the Registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                              L.B. FOSTER COMPANY
    ----------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


    ----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and O-11.

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                                               L.B. FOSTER COMPANY
LOGO                                            415 HOLIDAY DRIVE
L.B.FOSTER                               PITTSBURGH, PENNSYLVANIA 15220
COMPANY
                                 ------------

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD MAY 14, 1998

   To the Stockholders:

     The annual meeting of stockholders of L.B. Foster Company will be held at the Pittsburgh Green Tree Marriott, 101 Marriott Drive, Pittsburgh, Pennsylvania on Thursday, May 14, 1998 at 11:00 a.m., local time, for the purposes of (i) electing a board of five directors for the ensuing year, (ii) considering and voting upon a proposal to change the state of incorporation of the Company from Delaware to Pennsylvania by adopting a Plan of Merger pursuant to which the Company will merge into a new, wholly-owned Pennsylvania subsidiary, (iii) approving the appointment of independent auditors for the year ending December 31, 1998 and (iv) transacting such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of record of Class A Common Stock at the close of business on March 27, 1998 will be entitled to vote at the meeting or at any adjournment thereof. The stock transfer books will not be closed. The list of stockholders entitled to vote will be available for examination by any stockholder, during ordinary business hours, at the Company's principal executive offices, 415 Holiday Drive, Pittsburgh, Pennsylvania, 15220, for a period of ten days prior to the meeting.

     Stockholders are cordially invited to attend the meeting in person. However, whether or not you expect to attend, we request that you promptly sign, date and return the enclosed proxy card in the envelope provided to insure a quorum for the meeting. Your proxy may be revoked at any time before it is exercised by written notice delivered to the Company at the above address, attention: Secretary, or by attendance at the meeting and voting in person.

                                          David L. Voltz
                                          Secretary

   Pittsburgh, Pennsylvania
   April 17, 1998

                              L.B. FOSTER COMPANY

                                 ------------

                                PROXY STATEMENT

                                 ------------

                              GENERAL INFORMATION

  This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of L.B. Foster Company (the "Company") for use at the annual meeting of stockholders to be held May 14, 1998 and at any adjournment thereof. This proxy statement and the enclosed form of proxy and annual report for 1997 were mailed to stockholders on or about April 17, 1998. Any proxy given pursuant to this solicitation may be revoked at any time before its use by written notice of revocation delivered to the Company at its principal executive offices, 415 Holiday Drive, Pittsburgh, Pennsylvania 15220, attention: Secretary, or by attendance at the meeting and voting in person.

  At the meeting, the holders of Class A Common Stock will vote upon (i) the election of a board of five directors to serve for the ensuing year and until their successors are elected and qualified, (ii) the adoption of a Plan of Merger whereby the Company will be reincorporated in Pennsylvania, (iii) approval of the independent auditors for 1998 and (iv) any other matter which is properly presented at the meeting. The presence, in person or by proxy, of the record holders of a majority of the Company's outstanding Class A Common Stock is necessary to constitute a quorum. At March 27, 1998, the record date for entitlement to vote at the meeting, there were 9,991,801 shares of Class A Common Stock outstanding. A quorum will therefore require the presence, in person or by proxy, of the holders of at least 4,995,901 shares. Where a stockholder's proxy or ballot indicates that no vote is to be cast on a particular matter (including broker non-votes) the shares of such stockholders are nevertheless counted as being present at the meeting for the purposes of the vote on that matter.

  Only holders of record of the Class A Common Stock at the close of business on March 27, 1998, are entitled to notice of and to vote at the meeting or at any adjournment thereof. Such stockholders will have one vote for each share held on that date. The Class A Common Stock does not have cumulative voting rights. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting. Adoption of the Plan of Merger shall require the affirmative vote of a majority of the shares entitled to be voted. Other matters shall require the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting.

  If the enclosed form of proxy is properly executed and returned, it will be voted as directed. If no directions are given, the proxy will be voted FOR the election of the five nominees named herein as directors, FOR the adoption of the Plan of Merger and FOR approval of the independent auditors for 1998.

  The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally or by telephone or telegram by officers or employees of the

Company. The Company does not expect to pay any compensation for the solicitation of proxies, but under arrangements made with brokers, custodians, nominees and fiduciaries to send proxy material to the beneficial owners of shares held by them, the Company may reimburse them for their expenses in so doing.

PRINCIPAL STOCKHOLDERS

  The following table sets forth information with respect to each stockholder who, to the Company's knowledge, has sole or shared voting or investment power with respect to more than 5% of the Company's outstanding Class A Common Stock. This information is based upon the latest report furnished to the Company by such stockholder and may not be current:

                                                              NUMBER OF   PERCENT OF
              NAME                         ADDRESS             SHARES       CLASS
              ----                         -------            ---------   ----------
 The TCW Group, Inc.            865 South Figueroa Street      735,600       7.36
                                Los Angeles, CA 90017
 Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor  703,300(a)    7.04
                                Santa Monica, CA 90401
 Quaker Capital Management      The Arrott Building            599,700(b)    6.00
  Corporation                   401 Wood Street, Suite 1300
                                Pittsburgh, PA 15222
 U.S. Bancorp                   601 2nd Avenue South           528,766       5.29
                                Minneapolis, MN 55402

------
(a) These shares reportedly are owned by investment advisory clients for which Dimensional Fund Advisors Inc. serves as investment manager.

(b) Quaker Capital Management Corporation and/or its principals reportedly own directly 168,500 of these shares. The remainder reportedly are owned by investment advisory clients for which Quaker Capital Management Corporation serves as investment manager.

                             ELECTION OF DIRECTORS

  A board of five directors is to be elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Information concerning the nominees is set forth below. The nominees are currently serving on the Board of Directors.

      NOMINEE
      -------
 Lee B. Foster II   Mr. Foster, age 51, has been President, Chief Executive
                    Officer and a director of the Company since 1990. Mr.
                    Foster is a director of MotivePower Industries, Inc., a
                    manufacturer of locomotives and locomotive components.
 John W. Puth       Mr. Puth, age 69, has been a director of the Company since
                    1977. He has been President of J.W. Puth Associates, an
                    industrial consulting company, since 1988. Mr. Puth is a
                    director of Lindberg Corporation (industrial heat
                    treating), Brockway Standard (a container manufacturer),
                    System Software Assoc. (development and sale of software),
                    US Freightways, Inc. (carrier), Allied Products Corp.
                    (manufacturer of industrial products), and A.M. Castle,
                    Inc. (metals distributor).
 William H. Rackoff Mr. Rackoff, age 49, has been a director of the Company since 1996. Mr. Rackoff has been President of Asko, Inc,
                    which designs, engineers and manufactures custom engineered tools for the metalworking industry, since 1981 and became
                    Chief Executive Officer of Asko, Inc in 1995.
 Richard L. Shaw    Mr. Shaw, age 70, has been a director of the Company since
                    1992. He has served as Chairman of the Board of Michael
                    Baker Corporation, an engineering and construction company, since 1991. Mr. Shaw was Chief Executive Officer of Michael
                    Baker Corporation from 1984 until May 1992 and from
                    September 1993 until October 1994.
 James W. Wilcock   Mr. Wilcock, age 80, has been a director of the Company
                    since 1983 and Chairman of the Board since 1990. Mr.
                    Wilcock is a director of Copperweld Corp. (manufacturer of steel tubing and bi-metal products) and Immuno Therapy
                    Corp. (medical research and development).

  The foregoing nominees were nominated by the Board of Directors and have expressed their willingness to serve as directors if elected. However, should any of such persons be unavailable for election, the proxies (except for proxies that withhold authority to vote for directors) will be voted for such substitute nominee or nominees as may be chosen by the Board of Directors, or the number of directors may be reduced by appropriate action of the Board.

BOARD AND COMMITTEE MEETINGS

  The Board of Directors held eight meetings during 1997. Each incumbent nominee attended more than seventy-five percent of the total number of meetings held by the Board of Directors and the committees of the Board on which he served.

  Messrs. Foster, Shaw and Wilcock constitute the Executive Committee of the Board of Directors. The Finance and Audit Committee is composed of Messrs. Shaw (Chairman), Puth and Rackoff, the Personnel & Compensation Committee is composed of Messrs. Puth (Chairman), Shaw and Wilcock, and the Option Committee is composed of Messrs. Puth, Rackoff and Shaw.

  The Finance and Audit Committee, which held two meetings during 1997, is responsible for reviewing, with the independent auditors and management, the work and findings of the auditors as well as the effectiveness of the Company's internal auditors and the adequacy of the Company's internal controls and the accounting principles employed in financial reporting. The Personnel & Compensation Committee, which met on five occasions in 1997, is responsible for reviewing and approving all general employee benefit programs and recommending for approval officer compensation and organizational changes. The Option Committee, which met twice in 1997, is responsible for the administration of the Company's Stock Option Plan. The Company has no standing nominating committee of the Board of Directors. The Executive Committee did not meet in 1997.

DIRECTOR'S COMPENSATION

  Outside directors, other than Mr. Wilcock, are paid a base annual fee of $14,000, plus $1,000 for each Board meeting attended and $500 for each committee meeting attended. In addition, each outside director, other than Mr. Wilcock, also receives 1,000 shares of the Company's Class A Common Stock for services during the preceding year. No compensation is paid for participating in special telephonic meetings or executing unanimous consents in lieu of meetings. Mr. Wilcock receives an annual fee of $100,000 for his services as Chairman of the Board. Management directors receive no separate compensation for their services as directors.

OWNERSHIP OF SECURITIES BY MANAGEMENT

  Information concerning ownership of the Company's Class A Common Stock as of March 27, 1998 by the Company's directors and certain executive officers and by the directors and all executive officers as a group is set forth in the following table:

                                                        CLASS A      PERCENT OF
NAME                                                COMMON STOCK (A) CLASS (B)
----                                                ---------------- ----------
Directors:
 Lee B. Foster II                                       242,491          2.4
 John W. Puth                                            46,000          .46
 William H. Rackoff                                      21,000          .21
 Richard L. Shaw                                         27,000          .27
 James W. Wilcock                                       100,500          1.0
Executive Officers:
 Dean A. Frenz                                           49,720          .50
  Senior Vice President--Rail Products
 Stan L. Hasselbusch                                     47,671          .48
  Senior Vice President--Construction and Tubular
   Products
 Roger F. Nejes                                          50,634          .50
  Senior Vice President--Finance and Administration
 Henry M. Ortwein Jr.                                    33,352          .33
  Group Vice President--Rail Manufactured Products
 All Directors and Executive Officers as a Group        796,521         7.60

------
(a) This column shows the number of shares with respect to which the named person or group had direct or indirect sole or shared voting or investment power, whether or not beneficially owned by him. It includes shares which the named person or group had the right to acquire within 60 days after April 14, 1998 through the exercise of stock options (90,000 shares for Mr. Wilcock, 140,000 for Mr. Foster, 25,000 for Mr. Shaw, 25,000 for Mr. Puth, 10,000 for Mr. Rackoff, 37,500 for Mr. Frenz, 43,750 for Mr. Hasselbusch, 43,750 for Mr. Nejes, 22,500 for Mr. Ortwein and 549,500 for the directors and executive officers of the Company as a group).

(b) The percentages in this column are based on the assumption that any shares which the named person has the right to acquire within 60 days after March 27, 1998 have been acquired and are outstanding.

                   PROPOSAL TO REINCORPORATE IN PENNSYLVANIA

GENERAL

  At the annual meeting, the stockholders will vote upon a proposal to change the state of incorporation of the Company from Delaware to Pennsylvania. If approved, the reincorporation will be effected by merging (the "Merger") the Company into a wholly-owned Pennsylvania subsidiary which was recently formed solely for the purpose of effecting the reincorporation. The surviving corporation will be L.B. Foster Company, a Pennsylvania corporation ("LBF-PA"). Upon consummation of the Merger, each share of Class A Common Stock of the Company, par value $.01 per share, will be automatically converted into one share of Common Stock of LBF-PA, par value $.01 per share, and will continue to be quoted without interruption on the Nasdaq National Market (ticker symbol FSTRA). IT WILL NOT BE NECESSARY FOR STOCKHOLDERS OF THE COMPANY TO EXCHANGE THEIR EXISTING STOCK CERTIFICATES FOR STOCK CERTIFICATES OF LBF-PA.

  The proposed Merger will be effected pursuant to the terms and conditions of a Plan of Merger dated as of March 30, 1998, a copy of which is included as Appendix A. By virtue of the Merger, the Company will cease to exist as a Delaware corporation, the stockholders of the Company will become shareholders of LBF-PA, LBF-PA will succeed to all of the assets, liabilities, subsidiaries and other properties of the Company to the full extent provided by law, and the rights of the shareholders and internal affairs of the corporation will be governed by the articles of incorporation (the "LBF-PA charter") and bylaws of LBF-PA and by the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), rather than the certificate of incorporation (the "Company charter") and bylaws of the Company and the Delaware General Corporation Law (the "GCL"). A copy of the LBF-PA charter is included as Appendix B. Copies of the Company charter and bylaws as currently in effect and of the full text of the bylaws of LBF-PA are available for inspection at the headquarters of the Company and will be sent to stockholders without cost upon request. There will be no change in the name, business, management, benefit plans, location, assets, liabilities or net worth of the Company as a result of the reincorporation. While the rights of shareholders under the BCL and the GCL differ in a number of respects, the LBF-PA charter and bylaws, considered together, have been designed to minimize these differences. For example, Pennsylvania corporations that have a class of stock registered under the Securities Exchange Act of 1934 ("registered" corporations) are automatically subject to certain antitakeover provisions of the BCL, unless the corporation expressly elects in its articles of incorporation not to be subject to those provisions. The LBF-PA charter states that those antitakeover provisions shall not be applicable to the corporation. See "Statutory Antitakeover Provisions." The material changes in stockholder rights, corporate governance and other matters resulting from the reincorporation are discussed below. The GCL refers to "stockholder" whereas the BCL uses the term "shareholder." The term shareholder is used throughout the discussion because stockholder and shareholder have the same meaning under those statutes.

  The Merger is intended to constitute a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended. Accordingly, shareholders will not recognize gain or loss for Federal income tax purposes as a result of the Merger and the automatic conversion of their shares into shares of LBF-PA. Each shareholder's basis in shares of LBF-PA will be the same as his or her basis in the shares of the Company, and the holding period for shares of LBF-PA will include the holding period for shares of the Company held as capital assets. No information is provided herein with respect to the consequences to shareholders, if any, under applicable state, local or foreign laws. Shareholders are advised to consult their personal tax advisors as to any tax consequences arising from individual circumstances.

  The Plan of Merger was approved by the Board of Directors of the Company on March 30, 1998. Under Delaware law, consummation of the Merger will require that the Plan of Merger be adopted by the affirmative vote of the holders of record of a majority of the outstanding shares of Class A Common Stock of the Company entitled to vote thereon. The Merger and reincorporation will be effected as soon as practicable after the shareholders have adopted the Plan of Merger. However, the Merger and reincorporation may be abandoned or the Plan of Merger amended, either before or after shareholder adoption of the Plan of Merger (except that the principal terms may not be amended without shareholder approval) if in the opinion of the Board of Directors of the Company circumstances arise that make it inadvisable to proceed. If the Plan of Merger is not adopted by the shareholders, the reincorporation will not be consummated and the Company will remain a Delaware corporation.

  Shareholders of the Company who vote against adoption of the Plan of Merger or who abstain from voting will not be entitled to appraisal rights as a result of the Merger.

  THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR ADOPTION OF THE PLAN OF MERGER.

REASONS FOR THE REINCORPORATION

  The principal reason for reincorporating the Company in Pennsylvania is to eliminate the Company's liability of approximately $50,000 per year under the Delaware franchise tax. As a Pennsylvania corporation, the Company would no longer be subject to the Delaware franchise tax.

  In recommending that the Company change its corporate domicile to Pennsylvania, the Board of Directors also considered that the reason for having incorporated the Company in Delaware has been largely abrogated by the adoption in 1988 and subsequent years of important amendments to the BCL. The Company historically has maintained its corporate headquarters in Pennsylvania and has had virtually no business operations in Delaware. It was incorporated in Delaware, however, because the GCL was commonly viewed as more modern and less restrictive than the corporation laws of Pennsylvania then in effect. The differences between the Delaware and Pennsylvania corporation laws, however, were largely eliminated in 1988 when Pennsylvania adopted sweeping changes in the BCL which afforded Pennsylvania corporations significant operating flexibility and even certain advantages over the GCL.

  The Board also considered certain differences in shareholder rights and the powers of management under the Delaware and Pennsylvania law and under the Company charter and bylaws and the LBF-PA charter and bylaws, and concluded that these changes would provide desirable flexibility in the management of the Company and would enhance the Board's ability to pursue the long-term interests of the shareholders of the Company and the other constituencies served by the Company.

  As a result of the large number of corporations incorporated in Delaware, the Delaware courts have developed a considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to Delaware corporations. The Board believes, however, that the tax savings and other advantages of reincorporating in Pennsylvania outweigh these benefits of being domiciled in Delaware.

MANAGEMENT AFTER THE MERGER

  Upon consummation of the Merger, the Board of Directors of LBF-PA will be composed of those persons elected to the Board of Directors of the Company at the annual meeting to be held on May 14, 1998. Those persons will continue to serve as directors of LBF-PA for the ensuing year and until their successors are elected and qualified. It is expected that the first annual meeting of the LBF-PA shareholders will be held in May 1999.

  The persons who currently serve as executive officers of the Company will serve as the executive officers of LBF-PA following the Merger.

EMPLOYEE BENEFIT PLANS

  The Company's retirement plans and all other employee benefit plans will not be changed in any material respect by the Merger. The options to acquire Class A Common Stock of the Company under the Company's Long-Term Incentive Plan which are outstanding immediately prior to the Merger will be converted into options to purchase the same number of shares of LBF-PA Common Stock on the same terms and conditions as those in effect immediately prior to the Merger, and future options granted under that plan will be for shares of LBF-PA Common Stock.

CAPITALIZATION

  . COMMON STOCK

  The Company is authorized to issue up to 20,000,000 shares of Class A Common Stock, par value $.01 per share. As of March 27, 1998, 9,991,801 shares were issued and outstanding, 236,938 shares were issued and held in the Company's treasury and 1,241,250 shares were reserved for issuance upon the exercise of stock options. The Company is also authorized to issue up to 1,391,000 shares of Class B Common Stock, par value $.01 per share, which has only limited voting rights but which is convertible on a share-for-share basis into Class A Common Stock. No shares of Class B Common Stock are outstanding, and the Company has no plans to issue any. The holders of Class A Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders, and there is no cumulative voting in the election of directors, nor are there preemptive rights upon the issuance of additional shares. Upon dissolution of the Company (which does not include the Merger), the holders of Class A Common Stock will be entitled to a ratable portion of any assets remaining after payment of all priority claims.

  LBF-PA is authorized to issue up to 20,000,000 shares of Common Stock, par value $.01 per share. One share has been issued to the Company but will be canceled upon consummation of the Merger. With the exceptions noted in "Comparative Rights of Shareholders Before and After the Merger," the voting and other rights of the holders of the Common Stock are essentially the same as those of the holders of the Company's Class A Common Stock. LBF-PA is not authorized to issue any other classes of common stock.

  At the effective time of the Merger, each share of Class A Common Stock of the Company (including the shares held in the treasury) will be automatically converted into one share of LBF-PA Common Stock, and the number of shares of Common Stock reserved for future issuance will be the same as the number of shares of Class A Common Stock then reserved by the Company for future issuance.

  American Stock Transfer & Trust Company serves as the transfer agent and registrar for the Company's Class A Common Stock and will serve in the same capacity for the Common Stock of LBF-PA.

  . PREFERRED STOCK

  The Company is not currently authorized to issue any preferred stock. The LBF-PA charter, however, authorizes the Board of Directors to issue up to 5,000,000 shares of preferred stock in classes or series and to determine for any such class or series its voting rights, preferences, limitations and any special rights. Such action may be taken by the Board at any time and without shareholder approval.

  While management has no current understandings, plans or agreements for the issuance of preferred stock, the shares of preferred stock may be used in connection with the raising of additional capital, future acquisitions, and for other corporate purposes. In addition, some or all of the preferred stock could be used in connection with the shareholder rights plan described below. The Board believes that it is in the Company's best interest that such stock be made available for issuance, without the need to seek shareholder approval for individual amendments to the LBF-PA charter, as opportunities arise, so that it may avoid the expense and possible delay involved in obtaining such approval. The newly authorized shares of preferred stock will not have preemptive rights under Pennsylvania law.

  If the merger is consummated, the Board will have the power to issue shares of preferred stock having dividend, voting or conversion rights that could discourage or deter a future unsolicited attempt to gain control of the company or to acquire substantial ownership of its stock, even if the terms of the unsolicited transaction might prove advantageous to some or many of the shareholders. However, the Company's shareholder rights plan has similar antitakeover effects.

  . SHAREHOLDER RIGHTS PLAN

  On May 15, 1997 the Board of Directors of the Company declared a dividend distribution of one Right for each outstanding share of the Company's Class A Common Stock to shareholders of record at the close of business on May 21, 1997. With certain exceptions, each Right, when exercisable, entitles the registered holder to purchase one share of Class A Common Stock from the Company for $30, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, a summary of which was mailed to the shareholders. At the time of the Merger, LBF-PA will succeed to the rights and obligations of the Company under the Rights Agreement. Following the Merger, the Board intends to amend the Rights Agreement to make conforming changes. The current operation of the Company's Rights Agreement is described below.

  Rights are currently attached to all certificates representing shares of Class A Common Stock, but no Rights certificates have been distributed. With certain exceptions, the Rights will separate from the Class A Common Stock and a distribution date will occur upon the earlier of (i) ten days following a public announcement that a person or group (an "Acquiring Person") has acquired, or obtained the right to acquire, ownership of 20% or more of the outstanding Class A Common Stock (the "Acquisition Date") or (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person or group owning 20% or more of such outstanding stock. The Rights will expire May 15, 2007, unless earlier redeemed or exchanged by the Company. As soon as practicable after the distribution date, Rights certificates will be mailed to holders of record of the Class A Common Stock, and such certificates alone will represent the Rights. Except as otherwise determined by the Board, only shares of Class A Common Stock issued prior to the distribution date are issued with Rights.

  If a person or group becomes an Acquiring Person other than pursuant to a qualifying offer (as defined), the holders of the Rights will have the right to receive, upon exercise, Class A Common Stock, or other securities or assets of the Company (including preferred stock of LBF-PA after the Merger), having a value equal to two times the exercise price of the Rights, and all Rights owned by the Acquiring Person will be null and void. If at any time after the Acquisition Date (i) the Company is acquired in a merger or other business combination in which the Class A Common Stock is changed or exchanged or in which the Company is not the surviving corporation, with certain exceptions, or (ii) 50% or more of the Company's assets or earning power is sold or transferred, then the holders of the Rights will have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Rights.

  The Rights are not exercisable until such time as they are no longer redeemable by the Company, and the Company may redeem the Rights, at a price of $.05 per Right, until ten days following the Acquisition Date.

COMPARATIVE RIGHTS OF SHAREHOLDERS BEFORE AND AFTER THE MERGER

  The rights of shareholders of Pennsylvania and Delaware business corporations are governed by and subject to the provisions of the BCL and the GCL, respectively. If the Merger is consummated, the shareholders of the Company will become shareholders of LBF-PA, and their rights will be governed by and subject to the provisions of the BCL rather than the GCL. The rights of the Company shareholders following the Merger will also be governed by the LBF-PA charter and bylaws rather than the provisions of the Company charter and bylaws. The following is a summary of certain differences in the rights of shareholders before and after the Merger and is qualified in its entirety by reference to the relevant provisions of the GCL, the BCL, the Company charter and bylaws and the LBF-PA charter and bylaws.

  Although the BCL and the GCL are similar in most respects, there are a number of differences between the two statutes that should be carefully considered by the shareholders in evaluating the proposed Merger. The following summary does not purport to be a complete statement of all differences, nor does it purport to be a complete statement of the provisions of the two statutes which it compares; nonetheless, the following discussion does set forth all material differences between the statutory rights of holders of common stock of a Delaware corporation and those of holders of common stock of a Pennsylvania corporation.

  . AMENDMENTS TO CHARTER; FUNDAMENTAL CORPORATE TRANSACTIONS

  The BCL only requires the affirmative vote of a majority of the votes actually cast, at a meeting of shareholders at which a quorum is present, in order to amend the articles of incorporation or engage in fundamental corporate transactions, such as mergers, sales of substantially all of the assets or dissolution of the corporation. The GCL, however, requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote in order to take those actions. Also, the BCL does not require shareholder approval of certain non-material amendments to the articles, such as changing the corporate name or increasing the number of authorized shares to effectuate a stock dividend where the corporation has only one class of shares outstanding. Thus, it will be less difficult under Pennsylvania law to amend the LBF-PA charter and to engage in fundamental corporate transactions than it is for the Company currently under Delaware law.

  . AMENDMENTS TO BYLAWS

  Under Pennsylvania law, the power of the board of directors to adopt or amend bylaw provisions on certain specified subjects is limited. Delaware law, however, does not limit the power of the board to make changes in the bylaws if the certificate of incorporation confers on the board the power to amend the bylaws. Since the Company charter grants the Board the power to amend or repeal the bylaws of the Company, the Board of LBF-PA will have less authority to adopt or amend bylaws. Two sections of the LBF-PA bylaws may be amended by the shareholders only by the affirmative vote of not less than two-thirds of the votes that all shareholders, voting as a single class, are entitled to cast thereon. These are Section 2.05, which requires advance written notice to the company of nominations and proposals to be presented at any special or annual meeting of the shareholders, and Section 7.02, which confers on the Board the power to amend the bylaws. The bylaws of the Company contain similar provisions.

  . CUMULATIVE VOTING RIGHTS

  Under Pennsylvania law, shareholders automatically have cumulative voting rights in the election of directors unless the corporate charter provides otherwise, whereas under Delaware law cumulative voting is permitted only if expressly authorized in the corporate charter. The Company charter does not grant cumulative voting rights, and the LBF-PA charter expressly provides that the shareholders shall not have such rights. Consequently, the reincorporation will not change the rights of shareholders in this regard.

  . SHAREHOLDER ACTION WITHOUT A MEETING

  Pennsylvania law does not permit the shareholders of a registered corporation to act without a meeting by less than unanimous written consent unless the articles of incorporation afford them that right. In contrast, Delaware law permits the shareholders to act without a meeting, by written consent of the holders of the number of shares required to take the action at a meeting, unless the certificate of incorporation restricts such action. Neither the LBF-PA charter nor the Company charter addresses this matter. Consequently, the shareholders of the Company currently have the right to act without a meeting by less than unanimous written consent, but after the reincorporation they will no longer have that right.

  . DIVIDENDS

  Under Pennsylvania law, a corporation has the power, subject to restrictions in its bylaws, to pay dividends or make other distributions to its shareholders unless after giving effect thereto (i) the corporation would not be able to pay its debts as they become due in the usual course of business or
(ii) the corporation's assets would be less than the sum of its total liabilities plus the amount that would be needed upon the dissolution of the corporation to satisfy the preferential rights, if any, of shareholders having superior preferential rights to the shareholders receiving the distribution. The LBF-PA bylaws contain no limitations on such powers.

  Under Delaware law, directors may, subject to any restrictions in the corporation's certificate of incorporation, declare and pay dividends either
(i) out of its surplus or (ii) in case there is no surplus, out of the net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. The directors of a Delaware corporation may not declare a dividend out of net profits, however, if the capital of the corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The Company charter does not restrict the payment of dividends.

  . DISSENTERS' OR APPRAISAL RIGHTS.

  The rights of shareholders to demand payment in cash by a corporation of the fair value of their shares in the event of certain fundamental corporate transactions are called dissenters' rights in Pennsylvania and appraisal rights in Delaware. The BCL does not provide dissenters' rights to holders of shares that are listed on a national securities exchange or held of record by more than 2,000 shareholders. In contrast, the GCL does not afford appraisal rights to holders of shares which are listed on a national securities exchange, quoted on the Nasdaq National Market or held of record by more than 2,000 shareholders when the plan of merger or consolidation converts such shares into stock of the surviving corporation or stock of another corporation which is listed on a national securities exchange, quoted on the Nasdaq National Market or held of record by more than 2,000 shareholders. The meaning of "fair value" under the BCL and the GCL is substantially the same.

  The Company currently has approximately 1,160 shareholders of record. Assuming that the number of common shareholders of record remains below 2,000 after the Merger, the reincorporation may result in the shareholders having dissenters' rights with respect to certain fundamental corporate transactions that may occur in the future, such as mergers, consolidations or share exchanges, which they do not have as shareholders of the Company.

  . MEETINGS OF SHAREHOLDERS

  Pennsylvania law provides that if the annual meeting for election of directors is not called and held within six months after the designated date, any shareholder may call the meeting at any time thereafter. Special meetings of shareholders of a registered corporation may be called by (i) the board of directors, (ii) shareholders entitled to cast at least 20% of the votes entitled to be cast at the meeting, but only if the shareholders are accorded that right in the articles of incorporation, and (iii) such officers or other persons as may be provided in the bylaws.

  Under Delaware law, if the annual meeting for the election of directors is not held within 30 days after the designated date, or if no date has been designated for a period of 13 months after the organization of the corporation or after its last annual meeting, the Court of Chancery may summarily order a meeting to be held upon the request of any shareholder or director. Special meetings of shareholders may be called by the board of directors or by such persons as may be authorized by the certificate of incorporation or bylaws.

  The bylaws of both LBF-PA and the Company provide that annual meetings of the shareholders to elect the directors shall be held at a date, time and place fixed by the Board of Directors and that special meetings of the shareholders may be called by the president for any purpose and shall be called by the president or secretary if directed by the board of directors. Neither the LBF-PA charter nor the Company charter addresses shareholder meetings. Thus, currently the shareholders do not have the right to call special meetings, and they will not have that right after the reincorporation.

  . DERIVATIVE SUITS

  Under Pennsylvania law, a shareholder may maintain a derivative suit, even if the shareholder was not a shareholder at the time of the alleged wrongdoing, if there is a strong prima facie case in favor of the claim asserted and if the court determines in its discretion that serious injustice would result without such suit. Under Delaware law, however, a shareholder may bring a derivative suit only if he or she was a shareholder at the time of the alleged wrongdoing or the stock thereafter devolved upon him or her by operation of law.

FIDUCIARY DUTY, LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

  . FIDUCIARY DUTY OF DIRECTORS

  Both Pennsylvania and Delaware law provide that the board of directors has the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of Pennsylvania and Delaware corporations owe fiduciary duties of care and loyalty to the corporations for which they serve as directors. Directors of Delaware corporations also owe fiduciary duties of care and loyalty to the shareholders.

  A director of a Pennsylvania business corporation stands in a fiduciary relationship to the corporation and must perform his or her duties as a director, in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing these duties, the director is entitled to rely, in good faith, on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared by any of the following: (i) one or more officers or employees whom the director reasonably believes to be reliable and competent in the matters presented; (ii) counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional competence of such persons; and (iii) a committee of the board upon which he or she does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence. A director will not be considered to be acting in good faith if he or she has knowledge concerning the matter in question which would cause his or her reliance to be unwarranted.

  Delaware courts have held that the directors of a Delaware corporation are required to exercise an informed business judgment in the performance of their duties. An informed business judgment means that the directors have informed themselves of all material information reasonably available to them. Delaware courts have also imposed a heightened standard of conduct upon directors in matters involving a contest for control of the corporation. A director of a Delaware corporation, in the performance of his or her duties, is fully protected in relying, in good faith, upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation's officers or employees, or committees of the board of directors, or by any other person as to matters he or she reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

  The BCL provides that in discharging the duties of their respective positions, the board of directors, committees of the board and individual directors of a business corporation may, in considering the best interests of the corporation, consider the effects of any action upon employees, upon suppliers and customers of the corporation and upon communities in which offices or other establishments of the corporation are located and all other pertinent factors. Absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director are presumed to be in the best interests of the corporation. In contrast, the GCL does not contain any statutory provision permitting the board of directors, committees of the board and individual directors, when discharging the duties of their respective positions, to consider the interests of any constituencies other than the corporation or its shareholders.

  It is unclear under the current state of development of Delaware law whether and the extent to which the board of directors, committees of the board and individual directors of a Delaware corporation may, in considering what is in the corporation's best interests or the effects of any action on the corporation, take into account the interests of any constituency other than the stockholders of the corporation. In contrast, Pennsylvania law provides that a director of a Pennsylvania corporation owes a duty only to the corporation, and in considering what is in the best interests of the corporation may choose to subordinate the interests of shareholders to the interests of employees, suppliers, customers or creditors of the corporation or to the interests of the communities served by the corporation. Consequently, the fiduciary duty provisions of the BCL may provide significantly broader discretion, and increased protection from liability, to directors in exercising their fiduciary duties, particularly in the context of a threatened change in control.

  . LIMITATION OF DIRECTOR LIABILITY

  The bylaws of LBF-PA and the Company's charter contain similar provisions that limit the liability of directors. Both Pennsylvania and Delaware permit a corporation's charter or, in Pennsylvania, a bylaw adopted by the shareholders, to limit a director's exposure to monetary liability for breach of duty. The bylaws of LBF-PA contain such a provision, which was adopted by the Company as sole shareholder of LBF-PA. The corresponding provision in the Company charter was approved by the shareholders at the annual meeting in 1987.

  As permitted by the BCL, Section 3.01 of the LBF-PA bylaws, the text of which is set forth in Appendix C, provides that a director shall not be personally liable, as such, for monetary damages for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Such limitation does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes. A vote in favor of The Merger will also be deemed to be a vote in fact of
Section 3.01 of the LBF-PA bylaws.

  . INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Both Pennsylvania and Delaware law permit a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement incurred by them in connection with any pending, threatened or completed action or proceeding, and permit such indemnification against expenses incurred in connection with any pending, threatened or completed derivative action, if the director or officer has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Furthermore, both the BCL and the GCL provide that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.

  In both Pennsylvania and Delaware the statutory provisions for indemnification and advancement of expenses are non-exclusive with respect to any other rights, such as contractual rights (and in the case of a Pennsylvania corporation, under a bylaw or vote of shareholders or disinterested directors), to which a person seeking indemnification or advancement of expenses may be entitled. Such contractual or other rights may, for example, under Pennsylvania law, provide for indemnification against judgments, fines and amounts paid in settlement incurred by the indemnified person in connection with derivative actions. Pennsylvania law permits such derivative action indemnification in any case except where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

  Like the Company's bylaws, the bylaws of LBF-PA require indemnification of directors and officers to the fullest extent permitted by law. At the present time, these boundaries in the LBF-PA bylaws would be dictated by the BCL and related legislation, which prohibit indemnification where the conduct is determined by a court to constitute willful misconduct or recklessness. Subject to these statutory limitations, the bylaws of LBF-PA specifically require indemnification against both judgments and amounts paid in settlement of derivative suits. These provisions would also provide indemnification for negligence or gross negligence and for certain liabilities incurred under the federal securities laws.

  The directors and officers of LBF-PA would be entitled to the benefits of the indemnification provisions of the LBF-PA bylaws. Because such persons have a financial interest in these arrangements, their adoption could be deemed an interested transaction under the BCL, which provides that an interested transaction will not be void or voidable as such if the material facts as to such interest and such transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders. The text of Section 6.01 of the LBF-PA bylaws, providing for indemnification of its directors and officers, is set forth in Appendix C. A vote in favor of the Merger will also be deemed to be a vote in favor of
Section 6.01 of the LBF-PA bylaws. Thus, the adoption of the LBF-PA bylaws will not be subject to challenge as an interested transaction if shareholder approval of the Merger is obtained, and such approval will estop a shareholder or third party from later challenging the validity or enforceability of the bylaws on other grounds. The indemnification provisions of the LBF-PA bylaws have not been adopted in response to any recent, pending or threatened litigation.

  The Board of Directors of LBF-PA also reserves the right to enter into indemnification agreements in the future with its directors and officers and to designate other persons who will be entitled to the expanded indemnification rights. Approval of such actions is not required by the shareholders.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors or officers, the Company and LBF-PA are aware that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is therefore unenforceable. Under certain circumstances, LBF-PA might be required to submit to a court the question of whether indemnification is permissible before it could indemnify directors or officers for such liabilities.

  Both Pennsylvania and Delaware law permit a corporation to purchase and maintain insurance on behalf of any director or officer of the corporation against any liability asserted against the director or officer and incurred in such capacity, whether or not the corporation would have the power to indemnify the director or officer against such liability. The directors and officers of the Company are currently covered as insureds under directors and officers liability insurance maintained by the Company which would not be affected by the Merger. Such insurance, subject to annual renewal and certain rights of the insurer to terminate, provides an aggregate maximum of $1,000,000 of coverage for directors and officers of the Company and its subsidiaries, including LBF-PA, against claims made during the policy period.

STATUTORY ANTITAKEOVER PROVISIONS

  Pennsylvania corporations that have a class of stock registered under the Securities Exchange Act of 1934, such as LBF-PA after the Merger, are automatically subject to certain antitakeover provisions of the BCL, unless the articles of incorporation provide that those provisions shall not apply to the corporation. LBF-PA has opted out of those antitakeover provisions by having its articles of incorporation expressly state that they shall not apply to the corporation. See Appendix B.

  The antitakeover provisions that do not apply to LBF-PA are Sections 1715 and 2538 and Subchapters 25E, 25F, 25G and 25H. Section 1715, in addition to providing that the directors in discharging their duties need not regard the interests of the shareholders as a dominant factor, expressly states that their fiduciary duty does not require them to redeem any rights under or render inapplicable any shareholder rights plan (such as the Company's) or certain of the antitakeover provisions of the BCL. Section 2538 requires that fundamental corporate transactions, such as mergers and share exchanges, be approved by a majority vote of the disinterested shareholders. Subchapter 25E with certain exceptions entitles the shareholders to be paid the fair value of their shares by anyone who acquires 20% or more of the outstanding voting power of the corporation; Subchapter 25F imposes certain financial requirements and restrictions on business combinations with interested shareholders; Subchapter 25G, relating to so-called control share acquisitions, with certain exceptions limits the voting rights of persons who have acquired 20% or more of the outstanding voting power of the corporation; and Subchapter 25H requires disgorgement of certain profits made by "controlling shareholders" following their attempts to gain control of the corporation.

                      APPROVAL OF APPOINTMENT OF AUDITORS

  The firm of Ernst & Young, LLP has served as the Company's independent auditors since 1990 and has been appointed as the Company's independent auditors for the fiscal year ending December 31, 1998. The Board of Directors recommends a vote FOR approval of this appointment.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth information regarding the compensation of the Company's five most highly paid executive officers (the "Named Executive Officers").

                                                                             LONG TERM
                                        ANNUAL COMPENSATION             COMPENSATION AWARDS
                              ---------------------------------------- ---------------------
                                                         OTHER (2)     RESTRICTED  OPTIONS/        ALL
NAME AND                                                   ANNUAL      STOCK (3)     SARS       OTHER (4)
PRINCIPAL POSITION       YEAR SALARY ($) BONUS (1)($) COMPENSATION ($) AWARDS ($) (# SHARES) COMPENSATION ($)
------------------       ---- ---------- ------------ ---------------- ---------- ---------- ----------------
Lee B. Foster II         1997  280,000      69,049           *           19,480          0        26,493
 President & Chief       1996  275,833      91,364           *                0          0        25,232
 Executive Officer       1995  261,667      53,666           *                0          0        20,294
Stan L. Hasselbusch      1997  151,250      39,900           *            9,845          0        12,822
 Senior Vice President-- 1996  139,333      44,560         22,782(5)          0          0        11,604
 Construction and        1995  126,418      21,607           *                0          0         9,218
 Tubular Products
Dean A. Frenz            1997  160,000      21,469           *            6,057          0        12,911
 Senior Vice President-- 1996  157,300      34,106           *                0          0        13,384
 Rail Products           1995  151,054      43,317           *                0     25,000        11,231
Henry M. Ortwein, Jr.    1997  130,466      39,545           *            9,748          0         9,157
 Group Vice President--  1996  109,154      30,071           *                0          0         7,738
 Rail Manufactured       1995  105,216      15,694           *                0          0         6,321
 Products
Roger F. Nejes           1997  140,000      28,772         18,190(6)      8,118          0        10,485
 Senior Vice President-- 1996  131,000      36,159           *                0          0        10,118
 Finance and             1995  123,502      21,108         15,908(7)          0          0         8,345
 Administration

------
(1) The amounts included in this column include, in addition to cash, the value, at $5 1/8 per share, of the Company's Class A Common Stock issued to the named executive officers on March 2, 1998 pursuant to the Company's 1997 bonus plan. The stock is subject to forfeiture if, subject to certain exceptions, the recipient's employment with the Company terminates within two years after the date of the stock's issuance.

(2) The amounts disclosed in this column include the value of Company provided term life insurance, leased car, executive Medical Reimbursement Plan, relocation expenses and Country Club dues and fees.

(3) Pursuant to the Company's 1997 bonus plan, 10,390 shares of the Company's Class A Common Stock were awarded to the named executive officers, with 3,801 shares awarded to Mr. Foster, 1,921 shares awarded to Mr. Hasselbusch, 1,182 shares awarded to Mr. Frenz, 1,902 shares awarded to Mr. Ortwein and 1,584 shares awarded to Mr. Nejes. Dividends are payable on the restricted shares to the same extent as other shares of Class A Common Stock. The awards set forth in this column also are included in the named executive officer's annual bonus and are further described in footnote (1). As of December 1, 1997, none of the named executive officers held restricted stock.

(4) The amounts disclosed in this column include the Company contributions to the L.B. Foster Voluntary Investment Plan and the Supplemental Executive Retirement Plan.

(5) This amount includes relocation expenses in the amount of $13,348.

(6) This amount includes Country Club dues and fees of $5,446 and $9,396 for a leased car.

(7) This amount includes Country Club dues and fees of $4,721 and $8,370 for a leased car.

  * The total is less than 10% of the executive's total salary and bonus for the year.

OPTION EXERCISES AND YEAR-END OPTION VALUES

  The following table provides information on the Named Executive Officer's unexercised stock options at December 31, 1997. The Company has not awarded any stock appreciation rights, and no options were exercised during 1997.

                           NUMBER OF SHARES
                        UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                           OPTIONS AT FISCAL       IN-THE-MONEY OPTIONS
                               YEAR-END           AT FISCAL YEAR-END ($)
                       ------------------------- -------------------------
NAME                   EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                   ----------- ------------- ----------- -------------
Lee B. Foster II         140,000        --         221,851        --
Dean A. Frenz             37,500      12,500        49,031      16,344
Stan L. Hasselbusch       43,750       6,250        54,786       8,609
Roger F. Nejes            43,750       6,250        61,416       8,609
Henry M. Ortwein, Jr.     22,500       2,500        29,474       3,443

                      PERSONNEL & COMPENSATION COMMITTEE
                             AND OPTION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

  The three member Personnel & Compensation Committee (the "Compensation Committee") of the Board of Directors is composed of non-employee directors and is generally responsible for determining the compensation of the Company's executive officers, except for decisions made by the Option Committee concerning stock option awards. The decisions by the Compensation Committee are then reviewed by the full Board. This report is submitted by Messrs. Puth, Shaw and Wilcock in their capacity as the Board's Compensation Committee, and Messrs. Puth, Rackoff and Shaw in their capacity as the Option Committee, and addresses the Company's compensation policies for 1997 as they were generally applicable to the Company's executive officers and as they were specifically applicable to Mr. Foster.

              COMPENSATION POLICIES REGARDING EXECUTIVE OFFICERS

  The Compensation Committee's policies are designed to enable the Company to attract and retain qualified executives and to provide incentives for the achievement of the Company's annual and long-term performance goals. The vehicles for compensating and motivating executive officers include cash compensation, stock awards, stock options, participation in a 401(k), a supplemental executive retirement plan and other benefits. The Company has not established a policy with regard to Section 162(m) of the Internal Revenue Code of 1986, as amended, since the Company has not and currently does not anticipate paying compensation in excess of $1 million per annum to any employee.

  . CASH COMPENSATION

  Each year the Company obtains survey data in order to determine the competitiveness of its pay structure for senior management. The surveys considered in determining the pay scales for 1997 were published by Watson Wyatt Data Services and covered companies that were manufacturers of durable goods with annual sales of up to $311 million, fabricators of metal products with annual sales of up to

$300 million, or general manufacturers with sales of up to $289 million. The data indicated that the Company's executive officers' base salaries ranged from 12.5% below to 6.7% above the median base salaries for comparable positions in the durable goods manufacturing industry, from 37.5% below to 15.3% above the median base salaries for comparable positions in the metal fabricating industry and from 16.1% below to 6.7% above the median base salaries for comparable positions in the general manufacturing industry.

  The Company uses survey data only to establish rough guidelines for its decisions on executive compensation. Specific decisions are then made largely on subjective assessments of the officer's performance, the responsibilities and importance of the officer's position within the Company and the overall performance of the Company.

  During 1997, the Company also maintained an Incentive Compensation Plan to provide incentives and rewards for employees. Awards to executive officers under the Incentive Compensation Plan are in the form of both cash and Company stock and are based upon the Corporation's overall profitability, the officer's grade level and base salary and, for officers who are responsible for particular operating units, the performance of such operating units. For 1997, cash awards under the Plan ranged from 3.9% to 21.9% of the 1997 base compensation of the Company's executive officers. Survey data published by Watson Wyatt Data Services indicate that the aggregate cash compensation (excluding stock awards under the Incentive Compensation Plan) paid to the Company's executive officers was 16.0%, 10.0% and 18.3% below the aggregate median cash compensation paid for comparable executive positions in the, respectively, durable goods manufacturing industry, metal fabricating industry and general manufacturing industry. In addition, the Company awarded 17,448 shares of the Company's Class A Common Stock to its executive officers, which stock is subject to forfeiture if, subject to certain exceptions, the executive's employment with the Company terminates within two years from the date of the award. Awards of stock to Messrs. Foster, Frenz, Hasselbusch, Nejes and Ortwein are included in the Summary Compensation Table.

  Many of the companies included in the peer group used to compare shareholder returns are substantially larger than the Company and do not necessarily represent the Company's most direct competition for executive talent. Consequently, the survey data used by the Compensation Committee does not correspond to the peer group index in the five-year Total Return graph included in the proxy statement.

  . STOCK OPTION PLAN

  The Company's 1985 Long-Term Incentive Plan as Amended and Restated (the "Plan") authorizes the award of stock options and stock appreciation rights ("SAR's") to key employees, officers and directors of the Company and its subsidiaries. The Plan is designed to motivate key employees by providing participants with a direct, financial interest in the long-term performance of the Company. The participants and their awards are determined by the Option Committee of the Board of Directors. The purchase price of optioned shares must be at least the fair market value of the common stock on the date the option is granted, and the term of options may not exceed ten (10) years. Both "incentive stock options" and "non-qualified stock options" may be awarded under the Plan. Stock appreciation rights may be awarded at any time prior to six months before the stock option's expiration date and represent the right to receive payment of an amount not exceeding the amount by which the average of the reported high and low sales prices of the Company's common stock on the trading day immediately preceding the date of exercise of the SAR exceeds the option exercise price. The exercise of a SAR cancels the related stock option. In determining the number of options to award a participant, the Option Committee generally takes into account, among other factors, the number of options previously awarded to the participant.

  . RETIREMENT PLAN

  The Company maintains the L.B. Foster Company Voluntary Investment Plan, a salary reduction plan qualifying under Section 401(k) of the Internal Revenue Code, covering all salaried employees with over one (1) year of service. Eligible employees may contribute up to 15% (10% maximum on a pre-tax basis) of their compensation to the Plan, and the Company is required to contribute 1% of the employee's compensation plus $.50 for each $1.00 contributed by the employee, subject to maximum of from 4% to 6% of the employee's compensation. Based upon the Company's financial performance against predetermined criteria, the Company may be required to contribute up to an additional $.50 for each $1.00 so contributed. The Company also may make additional discretionary contributions to the Plan. Company contributions vest upon completion of five
(5) years of service. The Company's contributions for 1997 to the Voluntary Investment Plan for Messrs. Foster, Frenz, Hasselbusch, Nejes and Ortwein are included in the Summary Compensation Table. The Company also maintains a Supplemental Executive Retirement Plan under which executive officers may accrue benefits which approximate the benefits which the executives cannot receive under the Voluntary Investment Plan because of Internal Revenue Code limitations.

  . OTHER COMPENSATION PLANS

  At various times in the past, the Company has adopted certain broad-based employee benefit plans in which executive officers have been permitted to participate and has adopted certain executive officer leased vehicle, life and health insurance programs. The incremental cost to the Company of the executive officers' benefits provided under these programs for Messrs. Foster, Frenz, Hasselbusch, Nejes and Ortwein are included in the Summary Compensation Table, if such benefits exceeded 10% of named officer's salary and bonus for the year. Benefits under these plans are not directly or indirectly tied to Company performance.

                        MR. FOSTER'S 1997 COMPENSATION

  Mr. Foster is eligible to participate in the same executive compensation plans as are available to other executive officers. Mr. Foster's annual base salary was not adjusted during 1997 and remained at $280,000. According to data published by Watson Wyatt Data Services, Mr. Foster's salary is approximately 12.5% above the median base salary for chief executive officers of metal fabricating companies with median sales of $123 million and approximately 7.1% below the median base salary for chief executive officers of durable goods manufacturing companies with median sales of $235 million. Mr. Foster's salary is 16.1% below the median base salary for chief executive officers of general manufacturing companies with median sales of $289 million. Consistent with the Compensation Committee's general practice, there was no special attempt to set Mr. Foster's compensation in any particular relationship to the compensation data.

  As a participant in the Incentive Compensation Plan, Mr. Foster received a cash award of $49,569 for 1997 plus 3,801 shares of the Company's Class A Common Stock. Under the Plan, Mr. Foster's award was based upon the Company's 1997 pre-tax income. According to data published by Watson Wyatt Data Services, Mr. Foster's 1997 total of base salary and cash incentive compensation was approximately 26.3% below the median total cash compensation of chief executive officers in the durable goods manufacturing industry, 8.2% above the median total cash compensation of chief executive officers in the metal fabrication industry, and 36.5% below the median total cash compensation of chief executive officers in general manufacturing.

                                       PERSONNEL & COMPENSATION COMMITTEE

                                       John W. Puth, Chairman
                                       Richard L. Shaw
                                       James W. Wilcock

                                       OPTION COMMITTEE

                                       John W. Puth
                                       William H. Rackoff
                                       Richard L. Shaw


                             [GRAPH APPEARS HERE]
                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN
      AMONG L.B. FOSTER COMPANY, PEER GROUP, AND NASDAQ STOCK MARKET-US

Measurement period           L.B. FOSTER                         NASDAQ STOCK
(Fiscal year Covered)          COMPANY         PEER GROUP         MARKET-US
---------------------        -----------       ----------        ------------
Measurement PT -
12/31/92                     $100                $100                $100

FYE 12/31/93                 $115                $151                $115
FYE 12/31/94                 $112                $154                $113
FYE 12/31/95                 $148                $153                $159
FYE 12/31/96                 $130                $152                $195
FYE 12/31/97                 $172                $159                $240



  The Peer Group is composed of the following steel or iron related companies where stocks are listed on domestic securities exchanges: Ampco-Pittsburgh Corp., Armco, Inc., Bayou Steel Corp. La Place, Bethlehem Steel Corp., Birmingham Steel Corp., British Steel Plc., Carpenter Technology Corp., Chaparral Steel Co., Friedman Inds. Inc., Geneva Steel Co., Hmi Inds. Inc., Inland Steel Inds. Inc., Insteel Inds. Inc., Keystone Cons Inds. Inc., LTV Corp. New, Lukens, Inc., Matec Corp., Maverick Tube Corp., Meridian Natl. Corp., N S Group, Inc., National Std Co., Nucor Corp., Oregon Steel Mills, Inc., Precision Castparts Corp., Quanex Corp., Texas Inds. Inc., Tubos De Acero De Mexico S. A., Tyler Corp. Del., USX US Steel Group, Weirton Steel Corp., Whx Corp.

                            ADDITIONAL INFORMATION

  Management is not aware at this time of any other matters to be presented at the meeting. If, however, any other matters should come before the meeting or any adjournment thereof, the proxies will be voted in the discretion of the proxyholders.

  Representatives of Ernst & Young, LLP are expected to be in attendance at the meeting to respond to appropriate questions from stockholders and will have an opportunity to make a statement if they so desire.

  Stockholders' proposals intended to be presented at the Company's 1999 annual meeting must be received by the Company no later than December 31, 1998 to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting

Pittsburgh, Pennsylvania
April 17, 1998

                                                                     APPENDIX A

                                PLAN OF MERGER

                                    MERGING

                              L.B. FOSTER COMPANY
                           (A DELAWARE CORPORATION)

                                     INTO

                              L.B. FOSTER COMPANY
                         (A PENNSYLVANIA CORPORATION)

                                   RECITALS

  A. L.B. Foster Company ("L.B. Foster-DE") is a Delaware corporation whose shares are traded on the National Association of Securities Dealers Automated Quotations Systems ("NASDAQ").

  B. L.B. Foster Company ("L.B. Foster-PA") is a Pennsylvania corporation and wholly-owned subsidiary of L.B. Foster-DE.

  C. In order to allow L.B. Foster-DE to be governed by the corporate laws of the state in which L.B. Foster-DE has its corporate headquarters and substantial properties and business operations, L.B. Foster-DE has organized L.B. Foster-PA for the purpose of effecting the merger of L.B. Foster with and into L.B. Foster-PA pursuant to the terms and subject to the conditions set forth herein.

  D. The parties to this Plan of Merger desire to merge into a single corporation pursuant to Section 253 of the General Corporation Law of Delaware and 15 Pa.C.S. Subch. 19C.

                             TERMS AND CONDITIONS

  1. THE MERGER. At the Effective Time (as defined in Section 2), L.B. Foster-DE (the "merged corporation") shall be merged (the "Merger") into L.B. Foster-PA (the "surviving corporation") which shall be the surviving corporation.

  2. EFFECTIVE TIME. The Merger shall become effective (the "Effective Time") at the close of business on May 14, 1998 or such later time as there shall have been filed both Articles of Merger with the Department of State of the Commonwealth of Pennsylvania and a Certificate of Merger and Ownership with the Secretary of State of the State of Delaware.

  3. STOCKHOLDER APPROVAL. Subsequent to the approval of this Plan of Merger by the board of directors of L.B. Foster-DE, L.B. Foster-DE shall submit the Merger to its stockholders for their approval pursuant to Section 253(a) of the General Corporation Law of Delaware. Pursuant to 15 Pa.C.S. (S) 1924(b)(1)(ii), L.B. Foster-PA shall not submit this Plan to its initial sole shareholder for its approval.

  4. TERMS AND CONDITIONS. The terms and conditions of the Merger are as follows:

    (a) The articles of incorporation of the surviving corporation as in effect immediately prior to the Effective Time shall continue in full force and effect as the articles of incorporation of the surviving corporation.

    (b) The bylaws of the surviving corporation as in effect immediately prior to the Effective Time shall continue in full force and effect as the bylaws of the surviving corporation.

    (c) The directors of the surviving corporation shall continue in office until the next annual meeting of shareholders and until their successors shall have been elected and qualified or until their earlier death, resignation or removal.

    (d) The officers of the surviving corporation shall continue in office until their successors shall have been elected or appointed or until their earlier death, resignation or removal.

  5. PRO RATA ISSUANCE OF STOCK. As more fully set forth in Sections 6 and 7, the stock of L.B. Foster-PA shall be issued to the holders of the stock of L.B. Foster-DE on a pro rata basis on surrender of any certificates therefor.

  6. CONVERSION OF STOCK. At the Effective Time:

    (a) L.B. Foster-DE Common Stock. Each share of the Common Stock, par value $.01 per share, of L.B. Foster-DE ("L.B. Foster-DE Common Stock") issued and outstanding immediately prior to the Effective Time shall, without any action on the part of the holder thereof, become and be converted into one validly issued, fully paid and non-assessable share of the Common Stock, par value $.01 per share, of L.B. Foster-PA ("L.B. Foster-PA Common Stock"). The shares of L.B. Foster-DE Common Stock so converted shall cease to exist as such, and shall exist only as shares of L.B. Foster-PA Common Stock. Each share of L.B. Foster-DE Common Stock held in the treasury of L.B. Foster-DE shall be converted to into one validly issued share of the L.B. Foster-PA Common Stock and shall continue to be held in the treasury of L.B. Foster-PA.

    (b) The shares of L.B. Foster-PA Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and retired and resume the status of authorized and unissued shares of L.B. Foster-PA Common Stock, and no shares of L.B. Foster-PA Common Stock or other securities of L.B. Foster-PA shall be issued in respect thereof.

  7. STATUS OF SECURITIES AFTER EFFECTIVE TIME No exchange of certificates representing shares of L.B. Foster-DE Common Stock converted pursuant to
Section 6 shall be required, and from and after the Effective Time and until certificates representing such L.B. Foster-DE Common Stock are presented for exchange or registration of transfer, all such certificates shall be deemed for all purposes to represent the same number of shares of L.B. Foster-PA Common Stock into which they were so converted. After the Effective Time, whenever certificates which formerly represented shares of L.B. Foster-DE Common Stock are presented for exchange or registration of transfer, L.B. Foster-PA shall cause to be issued in respect thereof, certificates representing an equal number of shares of L.B. Foster-PA Common Stock.

  8. LONG-TERM INCENTIVE PLAN. At the Effective Time, L.B. Foster-PA shall automatically and without further action on its part adopt and assume the rights and obligations of L.B. Foster-DE under the 1985 Long-Term Incentive Plan as Amended and Restated (the "Incentive Plan") as then in effect. The Incentive Plan shall, pursuant to its terms, thereafter apply only to shares of L.B. Foster-PA Common Stock. Approval of the Merger by the stockholders of L.B. Foster-DE shall be deemed to be approval of the Incentive Plan by the shareholders of L.B. Foster-PA. At the Effective Time, each right to acquire L.B. Foster-DE Common Stock then outstanding under the Incentive Plan, shall, automatically and without further action on the part of the holder thereof, be converted into a right to acquire the same number of shares of L.B. Foster-PA Common Stock under the same terms and conditions as contained under the right outstanding under the Incentive Plan immediately prior to the Effective Time.

  9. TERMINATION AND AMENDMENT. Notwithstanding stockholder approval of the Merger, this Plan of Merger may be terminated and abandoned by the board of directors of either constituent corporation at any time prior to the Effective Time. The boards of directors of the constituent corporations may amend this Plan of Merger at any time prior to the Effective Time in any fashion permitted by applicable law.

  10. STATUTORY FILINGS. Subject to the terms and conditions herein provided, Articles of Merger, complying with the applicable provisions of the Pennsylvania Business Corporation Law, and a Certificate of Ownership and Merger, complying with the applicable provisions of the Delaware General Corporation Law, shall be duly executed and filed with the Department of State of the Commonwealth of Pennsylvania and the Secretary of State of the State of Delaware, respectively.

  11. CONDITIONS TO MERGER. Consummation of the Merger is subject to the satisfaction of the following conditions on or before the Effective Time;

    (a) STOCKHOLDER APPROVAL. The Merger shall have received the requisite approval of the stockholders of L.B. Foster-DE;

    (b) LISTING ON NASDAQ. The L.B. Foster-PA Common Stock to be issued or reserved for issuance shall have been approved for listing, upon notice of issuance, by NASDAQ.

  The condition set forth in subparagraph (b) above may be waived in the discretion of the Board of Directors of L.B. Foster.

  12. FURTHER ASSURANCES. L.B. Foster-DE shall at any time, or from time to time, as and when requested by L.B. Foster-PA, or by its successors or assigns, execute and deliver, or cause to be executed and delivered, in the name of L.B. Foster-DE by its last acting officers, or by the corresponding officers of L.B. Foster-PA, all such conveyances, assignments, transfers, deeds or other instruments, and shall take or cause to be taken such further action as L.B. Foster-PA, its successors and assigns, may deem necessary or desirable in order to evidence the transfer, vesting or devolution of any property, right, privilege or franchise or to vest or perfect in or confirm to L.B. Foster-PA, its successors and assigns, title to and possession of all of the property, rights, privileges, powers, immunities, franchises and interests of L.B. Foster-DE and otherwise to carry out the intent and purposes of the Merger.

                                                                     APPENDIX B

                           ARTICLES OF INCORPORATION

                                      OF

                              L.B. FOSTER COMPANY
                         (A PENNSYLVANIA CORPORATION)

ARTICLE 1. The name of the corporation is:

                              L.B. FOSTER COMPANY

ARTICLE 2. The address of the registered office of the corporation in
           Pennsylvania (which is located in Allegheny County) is:

               415 Holiday Drive, Pittsburgh, Pennsylvania 15220

ARTICLE 3. The corporation is incorporated under the provisions of the
           Business Corporation Law of 1988.

ARTICLE 4. The aggregate number of shares that the corporation shall have authority to issue is 25,000,000 shares, divided into 20,000,000 shares of Common Stock, par value $0.01 each, and 5,000,000 shares of preferred stock. The board of directors shall have the full authority permitted by law to divide the authorized and unissued shares of preferred stock into classes or series, or both, and to determine for any such class or series its designation and the number of shares of the class or series and the voting rights, preferences, limitations and special rights, if any, of the class or series.

ARTICLE 5. The following provisions of the Business Corporation Law of 1988 shall not be applicable to the corporation:

           (i)   Section 1715 (relating to exercise of powers generally).

           (ii) Section 2538 (relating to approval of transactions with interested shareholders).

           (iii) Subchapter 25E (relating to control transactions).

           (iv)  Subchapter 25F (relating to business combinations).

           (v)   Subchapter 25G (relating to control-share acquisitions).

           (vi) Subchapter 25H (relating to disgorgement by certain controlling shareholders following attempts to acquire control).

ARTICLE 6. The shareholders of the corporation shall not have the right to cumulate their votes for the election of directors of the corporation.

ARTICLE 7. These Articles of Incorporation may be amended in the manner prescribed at the time by statute, and all rights conferred upon shareholders in these Articles of Incorporation are granted subject to this reservation.

ARTICLE 8. The name and address of the incorporator are:

                                          L.B. Foster Company
                                          (a Delaware Corporation)
                                          415 Holiday Drive
                                          Pittsburgh, Pennsylvania 15220

                                                   L.B. FOSTER COMPANY
                                                     (Incorporator)

                                          By:   /s/ David L. Voltz
                                             ----------------------------------
                                              Title: Vice President

                                                                     APPENDIX C

                  SECTIONS 3.01 AND 6.01 OF THE LBF-PA BYLAWS

  Section 3.01 PERSONAL LIABILITY OF DIRECTORS.

  (a) GENERAL RULE.--A director shall not be personally liable, as such, for monetary damages for any action taken, or any failure to take any action, unless:

    (1) the director has breached or failed to perform the duties of his or her office under 15 Pa.C.S. Subch. 17B; and

    (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

  (b) EXCEPTIONS.--Subsection (a) shall not apply to:

    (1) the responsibility or liability of a director pursuant to any criminal statute, or

    (2) the liability of a director for the payment of taxes pursuant to Federal, State or local law.

                             ---------------------

  Section 6.01 GENERAL.--To the fullest extent permitted by Pennsylvania law, the corporation shall, in the case of directors and/or officers, and may, at the discretion of the Board of Directors in the case of employees and/or agents of the corporation, defend, indemnify and hold harmless any such person who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action, suit or proceeding by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. The indemnification provided pursuant to this
Article is specifically intended to include, without limitation, indemnification against judgments and settlements in derivative suits. The indemnification provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified in the case of an employee or agent, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

                                   P R O X Y


                             L. B. FOSTER COMPANY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 14, 1998

The undersigned hereby appoints Lee B. Foster II and James W. Wilcock, and each or either of them, to represent the Class A Common Stock of the undersigned at the Annual Meeting of Stockholders of L. B. Foster Company to be held at the Pittsburgh Green Tree Marriott, 101 Marriott Drive, Pittsburgh, Pennsylvania on May 14, 1998 at 11:00 a.m. or at any adjournment thereof.

The shares represented by this proxy will be voted as directed by the stockholder. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1, "FOR" ITEM 2 AND "FOR" ITEM 3. If any other matters should come before the meeting or any adjournment thereof, this proxy will be voted in the discretion of the proxyholders. If any nominee for director is unavailable for election, this proxy may be voted for a substitute nominee chosen by the Board of Directors.

          (PLEASE DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY)


                          /\ FOLD AND DETACH HERE /\

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE USING
     DARK INK ONLY.



        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL
        NOMINEES" IN ITEM 1, "FOR" ITEM 2, AND "FOR" ITEM
        3.


ITEM 1 - ELECTION OF THE FOLLOWING NOMINEES AS DIRECTORS: L. B. FOSTER II,
J. W. PUTH, W. H. RACKOFF, R. L. SHAW, J. W. WILCOCK.


    FOR          WITHHOLD AUTHORITY              WITHHOLD  AUTHORITY
all Nominess  to vote for all Nominees     to vote for the following only:
   [  ]               [  ]                (Write the name of the Nominee(s)
                                                 in the space below).

                                          ----------------------------------


ITEM 2 - APPROVE ADOPTION OF PLAN OF MERGER WHEREBY THE COMPANY WILL BE REINCORPORATED IN PENNSYLVANIA

                  FOR       AGAINST     ABSTAIN
                  [ ]         [ ]         [ ]


ITEM 3 - APPROVE APPOINTMENT OF ERNST & YOUNG AS INDEPENDENT AUDITORS FOR 1998.

                  FOR       AGAINST     ABSTAIN
                  [ ]         [ ]         [ ]

                 (PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
                      PROMPTLY IN THE ENCLOSED ENVELOPE.)


               Date:             1988                Date:             , 1998
---------------      ------------     ---------------     ------------
   SIGNATURE                             SIGNATURE
                                      IF HELD JOINTLY

Please sign exactly as name appears on the certificate representing shares to be voted by this proxy, as shown on the label above. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If a corporation, please sign full corporation name by president or other au-thorized officer. If a partnership, please sign in partnership name by autho-rized person(s).


                          /\ FOLD AND DETACH HERE /\